Exhibit 99.1

Selected Financial Information
Pro Forma 03/31/07*
(Dollars in thousands)

Balance Sheet		Liquidity Position**
Cash	$43,719	Revolving Credit Facility	$650,000 ***
Debt	$239,233	Undrawn Facilities	$443,767
Shareholders’ Equity	$339,325	Cash	$43,719
Net Debt	$195,514
Total Capitalization	$534,839

Net Debt / Total Cap.	37%	Total Liquidity	$487,486

* March 31, 2007 pro forma balance sheet information takes into effect the Company’s payment of dividends of $16.84 million on or about May 31, 2007 to all shareholders of record as of May 17, 2007, the use of approximately $26.6 million of cash and the borrowing of $33 million under our Short-Term Line for the acquisition of Jinhui shares.

**Excludes the Short-Term Line.

*** Includes the option to expand credit facility by $100 million with the agreement of at least one lender in increments of $25 million.

2007 Estimated Quarterly Break-Even Levels(1)

Daily Expenses by Category	Free Cash Flow(2)	Net Income
Direct Vessel Operating(3)	$ 3,682	$ 3,682
General & Administrative(4)	1,276	1,577
Management Fees(5)	231	231
Dry Docking (6)	500	-
Interest Expense (7)	2,162	2,220
Depreciation(8)	-	4,263
Daily Break-Even(9)	$ 7,851	$ 11,973

(1)	Calculations for breakeven levels are based on an average number of vessels of 19 vessels for the second quarter of 2007.

(2)	Free Cash Flow is defined as net income plus depreciation less capital expenditures, primarily vessel dry dockings and other non-cash items including restricted stock compensation.

(3)	Direct Vessel Operating Expenses is based on management’s estimates and budgets submitted by our technical managers. We believe DVOE are best measured for comparative purposes over a 12-month period.

(4)	General & Administrative amounts are based on a budget and may vary, including as a result of actual incentive compensation.

(5)	Management Fees are based on the contracted monthly rate per vessel for the technical management of our fleet.

(6)	Dry Docking represents our total dry docking budget for 2007 of $3.5 million. Estimates are subject to change during the year.

(7)
Interest Expense is based on our debt level as of March 31, 2007 of $206.2 million outstanding, unused commitment fees, and amortization of deferred financing costs. Of the outstanding amount of $206.2 million, $106.2 million is calculated based on our fixed swap rate of 4.485% plus 0.95% margin, $50 million is calculated based on our fixed swap rate of 5.25% plus 0.95% margin, and the remaining is calculated based on an assumed LIBOR rate of 5.35% plus 0.95% margin. An additional amount of $33 million of debt was drawn down under our Short-Term Line and used for the acquisition of Jinhui shares. Interest expense under the Short-Term Line is calculated at LIBOR plus 0.85% margin, along with a commitment fee for the unused portion of the Short-Term Line.

(8)	Depreciation is based primarily on the purchase price of the current fleet and amortization of dry docking costs.

(9)	The amounts shown will vary based on actual results.

Pro Forma Reconciliation
03/31/07
(Dollars in thousands)

03/31/07 Actual		Adjustment*	03/31/07 Pro Forma
Cash	$87,158	($43,439)	$43,719
Debt	$206,233	$33,000	$239,233
Net Debt**	$119,075	-	$195,514
Shareholders’ Equity	$356,167	($16,842)	$339,325
Total Capitalization	$475,242	-	$534,839

* March 31, 2007 pro forma balance sheet information takes into effect the Company’s payment of dividends of $16.84 million on or about May 31, 2007 to all shareholders of record as of May 17, 2007, the use of approximately $26.6 million of cash and the borrowing of $33 million under our Short-Term Line for the acquisition of Jinhui shares.

**Net debt is calculated as debt minus cash.

Net Debt & Total Capitalization Reconciliation
Pro Forma 03/31/07*
(Dollars in thousands)

03/31/07
Pro Forma Debt	$239,233
Less: Pro Forma Cash*	$43,719
Pro Forma Net Debt	$195,514

Plus: Pro Forma Shareholders’ Equity*	$339,325
Total Pro Forma Capitalization	$534,839

* March 31, 2007 pro forma balance sheet information takes into effect the Company’s payment of dividends of $16.84 million on or about May 31, 2007 to all shareholders of record as of May 17, 2007, the use of approximately $26.6 million of cash and the borrowing of $33 million under our Short-Term Line for the acquisition of Jinhui shares.